UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 7, 2006

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective June 7, 2006 Chiquita Brands International, Inc. (the "Company") and Chiquita Brands L.L.C. (the "Borrower"), the main operating subsidiary of the Company, entered into an amendment of their credit agreement dated as of June 28, 2005 (the "Credit Agreement") with a syndicate of banks, financial institutions and other institutional lenders. This amendment modifies certain financial covenant provisions relating to consolidated leverage, the Borrower’s leverage and fixed charge coverage and amends the interest rate grid, although the current effective interest rate did not change as a result. In connection with the amendment, the lenders agreed to increase their commitments under the revolving credit facility by an aggregate of $50 million and, as a result, the maximum availability under the revolving credit facility is being increased to $200 million.

Item 9.01 Financial Statements and Exhibits.

10.1 Amendment No. 3 to the Credit Agreement, effective June 7, 2006, among Chiquita Brands L.L.C., Chiquita Brands International, Inc., certain financial institutions as lenders, and Wachovia Bank, National Association, as administrative agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

June 8, 2006	By:	/s/Robert W. Olson

Name: Robert W. Olson
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 3